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                                                                   Exhibit 2.2

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT OF PURCHASE FOR THE
                    PRECISION GUNNERY TRAINING SYSTEMS ASSETS

     This Amendment No. 1 to Agreement of Purchase for the Precision Gunnery Training Systems Assets (this "AMENDMENT NO. 1") is made as of July 20, 2000 by and between PERCEPTRONICS, INC., a Delaware corporation ("Seller"), and EIDETICS CORPORATION, a California corporation ("BUYER"), with reference to that certain Agreement of Purchase for the Precision Gunnery Training Systems Assets (the "AGREEMENT OF PURCHASE"), entered into as of May 31, 2000, by and between Seller and Buyer. All capitalized terms not otherwise defined in this Amendment No. 1 shall have the same respective meanings as set forth in the Agreement of Purchase.

     WHEREAS, the parties have previously entered into the Agreement of Purchase, and

     WHEREAS, the parties now desire to clarify certain provisions of the Agreement of Purchase, including provisions regarding the payment of royalties by Buyer to Seller.

     NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, the parties hereto hereby agree as follows:

     1. AMENDMENT OF SECTION 2.6(B). Subsection (b) of Section 2.6 of the Agreement of Purchase is hereby amended in its entirety to read as follows:

               (b) Other than with respect to revenues under the Egyptian Contract and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto, Buyer shall, for a period of four years after the date of the acquisition by Buyer of the Purchased Assets, pay to Seller a three percent (3%) royalty fee on cash-basis gross revenues (as payments are received actually or constructively by Buyer or its Affiliate) allocable to PGTS sales and/or sales of simulators using as a material and integral component of such simulator the acquired Perceptronics simulation technology, including but not limited to PGTS, TT150 and AGPT. The royalty rate shall be paid only on the portion of a contract specifically relating to the PGTS Assets and not to other contract deliverables. In addition to the foregoing, Buyer shall pay to Seller a three percent (3%) royalty fee on cash-basis gross revenues (as payments are received actually or constructively by Buyer or its Affiliate) received with respect to the Egyptian Contract and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto, such payments to continue until the later of either (i) four years after the date of the award of the Egyptian Contract, or (ii) the date that the last payment under any such add-on contract, extension agreement, modification agreement or upgrade contract is received by Buyer or its Affiliate. Notwithstanding the foregoing, any amounts paid by Buyer with respect to the Lease under SCHEDULE 2.3,
          Item 1, shall offset Buyer's


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          obligation to pay the first amounts of royalty fees otherwise payable under any provision of this section.

     2. WAIVER OF CLOSING DELIVERIES. Buyer hereby waives Seller's obligation under Section 2.7(i) of the Agreement of Purchase to deliver at Closing the consents set forth on SCHEDULE 3.5, Items 1, 3 and 4. Buyer and Seller hereby certify that each of their respective representations and warranties as set forth in the Agreement are true as of the Closing Date and hereby waive the requirement of separate certificates as required under the last sentence of
Section 2.7(h) and the last sentence of Section 2.7(l). Seller hereby acknowledges receipt of a copy of the Good Standing Certificate required to be delivered by Buyer under Section 2.7(k) and waives the receipt of an original certificate as a condition of Closing. Notwithstanding the preceding sentence, Buyer shall deliver a Good Standing Certificate to Seller in compliance with the provisions of Section 2.7(k) within three business days after the Closing.

     3. BANK ACCOUNT. Buyer and Seller shall establish and maintain a bank account in the sole name of Buyer and under Buyer's federal employer identification number (the "BANK ACCOUNT"). Until such time as Seller has delivered to Buyer the consent set forth on SCHEDULE 3.5, Item 3, Seller shall irrevocably designate the Bank Account as the sole and direct destination for all payments with respect to the Egyptian Contract (and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto) and Buyer shall not take any action inconsistent with such designation. Buyer shall have sole authority to designate signatories on the Bank Account and to make distributions from the Bank Account. All payments with respect to the Egyptian Contract (and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto), and all proceeds thereof, are the property of Buyer and any such payments, and proceeds thereof, actually received by or under the custody or control of Seller shall be held by Seller in trust for the benefit of Buyer.

     4. GRANT OF SECURITY INTEREST. Until such time as Seller has delivered to Buyer the consent set forth on SCHEDULE 3.5, Item 3, Seller hereby grants to Buyer a continuing security interest (the "SECURITY INTEREST") in and to all payments with respect to the Egyptian Contract and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto, and all proceeds thereof. All payments with respect to the Egyptian Contract (and any add-on contract, extension agreement, modification agreement and upgrade contract related thereto), and all proceeds thereof, are the property of Buyer and any such payments, and proceeds thereof, actually received by or under the custody or control of Seller shall be held by Seller in trust for the benefit of Buyer. The Security Interest shall terminate immediately upon delivery by Buyer to Seller of the consent set forth on SCHEDULE 3.5, Item 3, and Buyer shall terminate any lien of record relating to the Security Interest.

     5. FULL FORCE AND EFFECT. Except as expressly amended by this Amendment No. 1, the Agreement of Purchase shall remain in full force and effect in accordance with its terms.

                            [Signature page follows.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first written above.


                                        PERCEPTRONICS, INC.


                                        By:    /s/ GERSHON WELTMAN
                                           ---------------------------
                                        Name:  Gershon Weltman
                                        Title: President and Secretary




                                        EIDETICS CORPORATION


                                        By:    /s/ ALLAN KLEIN
                                           ---------------------------
                                        Name:  Allan Klein
                                        Title: President and Assistant Secretary


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